November 16,


1995 Clear Channel Communications,Inc.
200 Concord Plaza, Suite 600
San Antonio, Texas  78216


     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

      We  have  acted as counsel to Clear Channel
Communications, Inc. (the "Company") in connection with the preparation for filing with the Securities and Exchange
Commission   of   a Registration Statement on Form S-8 (the
"Registration Statement") under the Securities Act of 1933, as amended. The Registration Statement relates to 838,371 shares of the Company's Common Stock, par value $0.10 per share (the "Common Stock"), issuable upon exercise of options granted or to be granted under a compensation contract evidenced by an officer's Option Agreement, the Company's Directors' Stock Option Plan, the Company's 1994 Incentive Stock Option Plan and the Company's 1994 Nonqualified Stock Option Plan (collectively the "Plans").
The shares to be issued upon exercise of the options granted or to be granted under the Plans are hereinafter collectively referred to as the "Option Shares."

      We have examined such corporate records, documents, instru ments and certificates of the Company and have received such representations from the officers and directors of the Company and others, and have reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents, instruments, records and certificates submitted to us as originals.

     We have further assumed that:

     i) options which may be granted pursuant to the Plans will be granted at an exercise price per share in excess of the $0.10 par value of the Common Stock;

    ii) on the date of exercise, the options granted under the Plans (and all agreements and documents related thereto) will be duly executed, authorized, issued and delivered, will constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, and will be entitled to the benefits provided by the Plans;

   iii) all applicable state securities laws will have been complied with, as of any exercise date;

     iv) at the time of issuance of the shares of Common Stock issuable upon exercise of the options granted under the Plans, the Company will have sufficient duly authorized and unissued shares of Common Stock available for issuance;

     v) the options granted under the Plans will be exercised in accordance with the terms of their respective controlling agreements and the Plans;

     vi) the shares of Common Stock issued upon exercise of options granted under the Plans will be evidenced by appropriate certificates properly executed and delivered; and

     vii) the  Plans  were duly adopted in accordance  with
          applicable   law  and  all  options  were  granted   in
          accordance with the terms of the Plans.

      Based upon the foregoing, we are of the opinion that the Option Shares will, if, as, and when the options granted pursuant to the Plans are exercised, and upon issuance and delivery of the Option Shares against payment therefor in the manner contemplated by the Plans, be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                       Very truly yours,



                       AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.